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Exhibit 2.2

STOCK PURCHASE AGREEMENT

between

MAGNETEK, INC.

and

UNIVERSAL LIGHTING TECHNOLOGIES, INC.

Dated as of June 15, 2001

SALE OF THE MEXICAN SUBSIDIARIES OF THE
LIGHTING DIVISION OF MAGNETEK, INC.

i

5.2	Change of Names	12
ARTICLE VI MUTUAL COVENANTS		12
6.1	Cooperation	12
6.2	Publicity	12
6.3	Consents	13
6.4	Access to Former Business Records; Cooperation in Litigation	13
6.5	Preparation of Tax Returns	13
6.6	Use of Trademarks and Trade Names	13
6.7	Noncompetition	14
ARTICLE VII CONDITIONS TO OBLIGATIONS OF BUYERS AND SELLERS		14
7.1	Conditions to Obligations of Buyers	14
7.2	Conditions to Obligations of Sellers	14
7.3	Conditions to Obligations of Sellers and Buyers	14
ARTICLE VIII EMPLOYEE BENEFIT MATTERS		15
8.1	Employee Benefit Plans	15
8.2	Access to Information	15
8.3	Third-Party Beneficiaries	15
ARTICLE IX INDEMNIFICATION		15
9.1	Indemnification by MagneTek	15
9.2	Indemnification by Buyer	16
9.3	Losses Net of Insurance, Etc	16
9.4	Termination of Indemnification	16
9.5	Procedures Relating to Indemnification	17
9.6	Survival of Representations	17
ARTICLE X DEFINITIONS		18
10.1	Certain Defined Terms	18
10.2	Other Definitional Provisions	21
ARTICLE XI GENERAL PROVISIONS		22
11.1	Assignment	22
11.2	No Third-Party Beneficiaries	22
11.3	Expenses	22
11.4	Further Assurances	22
11.5	Amendments	22
11.6	Appointment of Agents; Notices	22
11.7	Interpretation; Exhibits and Schedules	23
11.8	Counterparts	23
11.9	Entire Agreement	23
11.10	Severability	23
11.11	Governing Law	24

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SCHEDULES
Schedule 2.2	Conflicts (MagneTek)
Schedule 2.3	Shares Owned by Each Seller
Schedule 2.5	Capital Stock
Schedule 2.6	Equity Interests
Schedule 2.7	Taxes
Schedule 2.8	Liens
Schedule 2.9	Company Properties
Schedule 2.10	Intellectual Property
Schedule 2.11	Furniture, Fixtures, Machinery and Equipment
Schedule 2.12	Certain Contracts
Schedule 2.13	Litigation
Schedule 2.14	Employee Benefit Plans
Schedule 2.15	Compliance with Applicable Law Matters
Schedule 2.16	Environmental Matters
Schedule 2.17	Labor Matters
Schedule 2.18	Permits
Schedule 2.20	Customers and Suppliers
Schedule 2.21	Product Warranty and Liability
Schedule 2.22	Outstanding Debt
Schedule 2.23	Insurance
Schedule 2.24	Bank Accounts
Schedule 3.2	Conflicts (Buyer)
Schedule 7.1(c)	Third Party Consents
EXHIBITS
Exhibit A	Transitional Services Agreement
Exhibit B	Number of Shares transferred to each of the Buyers

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STOCK PURCHASE AGREEMENT

    STOCK PURCHASE AGREEMENT dated as of June 15, 2001, among MAGNETEK, INC. ("MagneTek"), a Delaware corporation and the other persons listed as Sellers in the signature pages hereof (such persons, together with MagneTek, the "Sellers"), and UNIVERSAL LIGHTING TECHNOLOGIES, INC., a Delaware corporation ("Buyer"), and the other persons listed as Buyers in the signature pages hereof (such persons, together with the Buyer, the "Buyers").

RECITALS

    MagneTek is, through its Lighting Power Products Division in the United States and through various subsidiaries in North America and Asia (the "Division"), engaged in the business of designing, developing, manufacturing and distributing lighting ballasts, including magnetic, electronic and high intensity discharge ballasts used in lighting fixtures (the "Business").

    MagneTek intends to sell the Division by entering into (i) this Agreement, which provides for the sale of the stock of MagneTek Componentes Eléctricos, S.A. de C.V. ("Magnetek Componentes") and MagneTek Matamoros, S.A. de C.V. ("MagneTek Matamoros" and together with MagneTek Componentes, the "Mexican Companies"), (ii) an asset purchase agreement ("Asset Purchase Agreement"), which provides for the sale of the assets of the Division used in the Business in the United States and Canada (the "U.S. Business"), (iii) a separate stock and interest purchase agreement providing for the sale of the stock of MagneTek Asia Ltd. ("MagneTek Hong Kong") and MagneTek's interest in MagneTek Electronics China Co. Ltd. ("MagneTek China," and together with MagneTek Hong Kong and the Mexican Companies, the "Companies"). The agreements described in clauses (ii) and (iii) are hereinafter referred to as the "Other Agreements." The closing of the transactions contemplated by the Other Agreements and this Agreement will occur concurrently.

    Sellers desire to sell to Buyers all the issued and outstanding shares of capital stock of the Mexican Companies (the "Shares"). Buyers desire to purchase the Shares.

AGREEMENT

    Accordingly, the parties hereto hereby agree as follows:

ARTICLE I
CLOSING

    1.1  Purchase and Sale of the Shares.  On the terms and subject to the conditions of this Agreement, Sellers will sell, transfer and deliver (or cause to be sold, transferred and delivered) to Buyers, and Buyers will purchase from Sellers, the Shares.

    1.2  Closing.  The closing (the "Closing") of the purchase and sale of the Shares and the other transactions contemplated hereby (the "Transactions") shall be held at the offices of Gibson, Dunn & Crutcher LLP in New York, New York at 10:00 a.m. on June 15, 2001, or if the conditions to Closing set forth in Article VII shall not have been satisfied or waived by such date, subject to Section 11.3, as soon as practicable after such conditions shall have been satisfied or waived. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date." At the Closing, Buyer shall deliver to MagneTek by wire transfer (to a bank account designated at least two Business Days prior to the Closing Date in writing by MagneTek) immediately available funds in an amount equal to the Purchase Price.

    At the Closing, MagneTek shall deliver or cause to be delivered to Buyers (a) the Ancillary Agreements; (b) the documents referred to in Section 7.1 hereof; (c) certificates representing the Shares, duly endorsed in property in favor of the Buyers, in the number and proportions provided in Exhibit B, (d) all corporate records of the Mexican Companies in the possession of MagneTek, the

Mexican Companies or their representatives and (e) such other instruments of transfer and documents as Buyer may reasonably request, and Buyer shall deliver to MagneTek (i) the Transitional Services Agreement, (ii) the documents in Section 7.2 hereof and (i) such other documents as MagneTek may reasonably require.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF MAGNETEK

    MagneTek hereby represents and warrants to Buyer as follows:

    2.1  Due Organization, Qualification and Tax Status.  MagneTek is a duly organized and validly existing corporation, in good standing under the laws of the State of Delaware and has all requisite power and authority to own or lease its assets, including the Shares, and to carry on the business of the Division as it is presently being operated.

    2.2  Authority; No Conflicts; Governmental Consents.

      (a) MagneTek has all requisite corporate power and authority to enter into this Agreement and the Transitional Services Agreement and to consummate the Transactions. All corporate acts required to be taken by MagneTek to authorize the execution, delivery and performance of this Agreement and the Transitional Services Agreement and the consummation of the Transactions have been duly taken. When executed and delivered by Sellers who are parties thereto at the Closing, this Agreement and the Transitional Services Agreement will constitute valid and binding obligations of Sellers who are parties thereto respectively, enforceable against Sellers who are parties thereto in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      (b) Except as disclosed on Schedule 2.2, the execution and delivery of this Agreement and the Transitional Services Agreement by MagneTek, and the consummation of the Transactions by MagneTek will not result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Mexican Companies under, any provision of (i) the Certificates or Deeds of Incorporation, as the case may be, or By-Laws of MagneTek or the Mexican Companies, (ii) subject to the matters disclosed on Schedule 2.2, any material Contractual Obligation of MagneTek or the Mexican Companies or (iii) any judgment, order or decree or, subject to the matters described in clauses (A) through (D) below, Requirement of Law applicable to MagneTek or the Mexican Companies, other than, in the case of clauses (ii) and (iii) above, any such violations, defaults, rights or Liens that, individually or in the aggregate, would not have a material adverse effect on the U.S. Business or the Mexican Business. No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any third person or Governmental Authority is required to be obtained or made by or with respect to MagneTek or the Mexican Companies in connection with the execution and delivery of this Agreement or the consummation of the Transactions, other than (A) compliance with and filings under the HSR Act and the Mexican Antitrust Laws, (B) compliance with and filings under Section 13(a) or 15(d), as the case may be, of the Exchange Act, (C) compliance with and filings and notifications under applicable Environmental Laws, and (D) those that may be required solely by reason of Buyer's participation in the Transactions, and those that are not Material, individually or in the aggregate.

    2.3  The Shares.  Sellers have good and valid title to the Shares as described on Schedule 2.3, free and clear of any Liens. Upon delivery to Buyers at the Closing of certificates representing the Shares, duly endorsed by Sellers to transfer to Buyer, the registration of the transfer of the Shares in the stock registry books of the Mexican Companies and upon MagneTek's receipt of the Purchase Price, good and valid title to the Shares will pass to the Buyers, free and clear of any Liens other than Liens arising through Buyers. Other than this Agreement and the right of first refusal granted to certain shareholders under certain circumstances pursuant to the bylaws of the Mexican Companies, the Shares are not subject to any voting trust agreement or other Contractual Obligations restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.

    2.4  Organization and Standing of the Mexican Companies.  The Mexican Companies are companies duly organized and validly existing under the laws of Mexico. The Mexican Companies have all requisite corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable them to carry on their respective businesses as presently conducted other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not have a material adverse effect on the U.S. Business or the Mexican Business. The Mexican Companies are duly qualified and in good standing as foreign corporations to do business in each jurisdiction in which the nature of their business or the ownership, leasing or holding their properties makes such qualification necessary, except such jurisdictions where the failure be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect. MagneTek has made available to Buyer (i) the Deeds of Incorporation, and the By-Laws, as amended to date and as in effect on the date hereof, of the Mexican Companies and (ii) the stock holders registry, the shareholders' meetings minute books, the board of directors' meetings minute books, the capital variations books of the Mexican Companies and any public deeds or any other documents in which resolutions or meeting minutes of the shareholders, the sole administrator or board of directors have been documented or notarized.

    2.5  Capital Stock of the Mexican Companies.  The authorized, issued and outstanding capital stock of each of the Mexican Companies is as set forth on Schedule 2.5. The Shares are duly authorized and validly issued and outstanding, fully paid and nonassessable, and other than the certificates representing the shares, no other stock certificates, provisional or definitive, exist that have not been duly cancelled. Sellers are the record owners of the Shares. Except for the Shares, there are no shares of capital stock or other equity securities of the Mexican Companies outstanding. The Shares have not been issued in violation of, and none of the Shares is subject to, any preemptive or subscription rights, other than the right of first refusal granted to certain shareholders under certain circumstances pursuant to the bylaws of the respective Mexican Companies. There are no outstanding warrants, options, "phantom" stock rights, agreements, convertible or exchangeable securities or other Contractual Obligations (other than this Agreement) pursuant to which the Mexican Companies are or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Mexican Companies, and no equity securities of the Mexican Companies are reserved for issuance for any purpose nor have been issued by the Mexican Companies and held by sole administrator thereof for their future subscriptions.

    2.6  Equity Interests.  Except as set forth on Schedule 2.6, the Mexican Companies do not directly or indirectly own any capital stock of or other equity interests in any Person.

    2.7  Taxes.

      (a) The Mexican Companies have filed all Tax Returns that they were required to file all of which were correct and complete in all material respects. All material Taxes owed by the Mexican Companies (whether or not shown on any Tax Return) have been timely paid to the extent the same have become due and payable, including without limitation, the asset tax (impuesto al activo) provided for in Article 1 of the Asset Tax Law in connection with Article 64-A of the Income Tax Law (Ley del Impuesto sobra la Renta). Neither of the Mexican Companies is currently a beneficiary of any extension of time within which to file a Tax Return. No claim has ever been made by any authority in a jurisdiction where the Mexican Companies do not file Tax Returns that the Mexican Companies are or may be subject to taxation in that jurisdiction. There are no liens on any of its assets that arose in connection with any failure (or alleged failure) to pay any Tax. The Mexican Companies have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or any other third party. To the extent required to comply with Applicable Law in respect of Taxes, the transactions between the Mexican Companies and among the Mexican Companies and their affiliates have been entered into on an arms length transaction basis as defined in Article 64 of the Mexican Federal Tax Code or, when applicable, in accordance with (i) the safe harbor provisions of the law of Mexico, including, but not limited to, Rule 3.32.1 of the Miscellaneous Resolution (Resolución Miscelánea) or (ii) any applicable Tax Resolutions and Agreements (as defined below). Each of the Sellers is a resident of the United States of America for tax purposes and none of the Sellers has a permanent establishment or fixed base in Mexico for the purposes of Mexican tax laws and tax treaties entered between Mexico and the United States of America. There is no pending claim or dispute concerning either Mexican Company's liability for Taxes. Neither of the Mexican Companies has in effect a waiver of any statute of limitations in respect of Taxes nor any extension of time with respect to a Tax assessment or deficiency. Neither of the Mexican Companies is a party to any Tax allocation or sharing agreement, nor has any liability for the Taxes of any Person (including, but not limited to, the cases of joint and several liability set forth in Article 26 of the Mexican Federal Tax Code.)

      (b) Schedule 2.7 lists all the rulings, approvals, and any other resolutions issued by any Tax authorities of non-general application (i.e., pertaining to income Tax, asset Tax, value added Tax and import Tax relating to the Mexican Companies or Seller's liability arising from the Mexican Companies) (including, but not limited to, resolutions issued by Tax authorities in response to consultations filed by the Mexican Companies or on their behalf under Article 34 of the Mexican Federal Tax Code and all the agreements, contracts or any other arrangements entered into with any tax authorities (hereinafter "Tax Resolutions and Agreements"), which: (a) either (i) determine, confirm, set forth or approve the manner in which the Mexican Companies shall calculate or pay any income Tax, asset Tax, value added Tax or import Tax; (ii) determine, confirm, set forth or approve the manner in which the Mexican Companies shall comply with their income Tax-related obligations under the Income Tax Law (Ley del Impuesto sobre la Renta); or (iii) exempt the Mexican Companies from, or confirm, determine or resolve that the Mexican Companies are exempted from, any income Tax; asset Tax, import Tax or value added Tax, and (b) either (i) are currently in effect, (ii) were in effect or issued or executed at any time during the five years immediately preceding Closing or (iii) refer to any Taxes accrued or payable by the Mexican Companies in the past and for which the applicable statute of limitations has not expired. Schedule 2.7 also lists any such Tax Resolutions and Agreements obtained or entered into by MagneTek or the Division, to the extent they relate to (i) the Mexican Companies or (ii) any income Taxes, asset Tax, import Tax or value added Tax for which the Mexican Companies may be held liable (including, but not limited to, the cases of joint and several liability set forth in Article 26 of the Mexican Federal Tax Code). Except as set forth in Schedule 2.7, the Mexican Companies, and when applicable, MagneTek or the Division, have complied, in all material respects, with such Tax Resolutions and Agreements.

    2.8  Title to Assets Other than Real Property.  The Mexican Companies have good and marketable title to all assets reflected as owned by the Mexican Companies on the March Balance Sheet or thereafter acquired, including the furniture, fixtures, machinery and equipment listed on Schedule 2.11, except those sold or otherwise disposed of since the date of the March Balance Sheet, in the Ordinary Course, in each case free and clear of all Liens except (a) such as are disclosed on Schedule 2.8, (b) mechanics', carriers, workmen's, repairmen's or other like Liens arising or incurred in the Ordinary Course for monies not yet due and payable or being disputed in good faith, (c) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course, and (d) other imperfections of title restrictions or encumbrances, if any, which Liens, imperfections of title, restrictions or other encumbrances do not, individually or in the aggregate, materially impair the continued use and operation of or materially detract from the value of the specific assets to which they relate (the Liens hereinabove described are hereinafter referred to collectively as "Permitted Liens").

    This Section 2.8 does not relate to real property or interests in real property, such items being the subject of Section 2.9, or to intellectual property, which is the subject of Section 2.10.

    2.9  Real Property.  Schedule 2.9 sets forth all real property owned in fee by the Mexican Companies (individually, an "Owned Property"), and all real property leased by the Mexican Companies (individually, a "Leased Property" and, together with Owned Properties, individually a "Company Property" and collectively, "Company Properties") and as to Leased Property, identifies any leases relating thereto. The Mexican Companies that are parties to such leases enjoy peaceful and undisturbed possession under such leases and to the Knowledge of MagneTek, no other party to any such lease is in material default thereunder.

    2.10  Intellectual Property.

      (a) Schedule 2.10 sets forth a list of all patents, trademarks (registered or unregistered), trade names, service marks and copyrights and applications for any of the foregoing owned by the Mexican Companies (collectively, "Intellectual Property"). Schedule 2.10(a) also identifies (A) all licenses or other Material Contracts which the Mexican Companies have granted to or entered into with any third party with respect to the Intellectual Property and (B) all patents and Material trademarks (registered or unregistered), trade names, service marks and copyrights and applications for any of the foregoing used in the Mexican Business and licensed by one of the Mexican Companies from a third party pursuant to a Contract, other than those for off-the-shelf software ("Licensed Intellectual Property"). With respect to trademarks, Schedule 2.10(a) contains a list of all jurisdictions in which such trademarks are registered or applied for and all registration and application numbers. With respect to each item of Intellectual Property required to be identified on Schedule 2.10(a), except as identified on Schedule 2.10(a) and except as would not have a material adverse effect on the intellectual property of the Division taken as a whole:

        (i)  the Mexican Companies possess all right, title and interest in and to the Intellectual Property, free and clear of any Lien, other than Permitted Liens;

        (ii) none of the Intellectual Property is subject to any outstanding injunction, judgment, order, decree, ruling or charge;

        (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of MagneTek, threatened which challenges the legality, validity, enforceability, use or ownership of any of the Intellectual Property; and

        (iv) the Mexican Companies have not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item.

      (b) With respect to each item of Licensed Intellectual Property, except as set forth on Schedule 2.10(b), except for off-the-shelf software and except as would not have a material adverse effect on the intellectual property of the Division taken as a whole:

        (i)  the Contract covering the item is valid, binding and in full force and effect; and

        (ii) the Mexican Companies have performed all material obligations required to be performed to date under the Contract and are not in breach or default in any material respect hereunder, and to the Knowledge of MagneTek, no other party to the Contract is in breach or default in any material respect thereunder.

      (c) Except as set forth on Schedule 2.10(c), to the Knowledge of MagneTek the Mexican Companies have not infringed upon or misappropriated the intellectual property rights of any third parties in the conduct of the Mexican Business, and to the Knowledge of MagneTek, the Mexican Companies have not received any claim of such infringement or misappropriation. To the Knowledge of MagneTek, no third party has infringed its rights related to the Intellectual Property.

      (d) With respect to trademarks that are Intellectual Property, except as disclosed on Schedule 2.10(d), to the Knowledge of MagneTek, the Mexican Companies have not taken any action (or failed to take any action), conducted the Mexican Business, or used or enforced any such trademarks, in each case, in a manner that would result in the abandonment, cancellation, forfeiture, relinquishment or unenforceability of any of such trademarks and the Mexican Companies have taken all reasonable steps to protect their rights in and to each of such trademarks and to prevent the unauthorized use thereof by any third party.

    2.11  Furniture, Fixtures, Machinery and Equipment.

      (a) Schedule 2.11(a) sets forth a list of all furniture, fixtures, computer hardware, telephone systems and equipment machinery and equipment owned and used by the Mexican Companies as of a date no earlier than (10) days prior to the date hereof. All such furniture, fixtures, machinery and equipment are in all material respects (i) in good operating condition, subject to normal wear and tear, and (ii) adequate for the present uses thereof.

      (b) Schedule 2.11(b) sets forth a list of all furniture, fixtures, computer hardware, telephone system and equipment, machinery and equipment leased and used by the Mexican Companies in the Mexican Business as of a date no earlier than ten (10) days prior to the date hereof requiring annual lease payments exceeding $25,000. All such furniture, fixtures, machinery and equipment are in all material respects (i) in good operating condition subject to normal wear and tear, and (ii) adequate for the present uses thereof.

    2.12  Contracts.  Schedule 2.12 sets forth a true, complete and correct list of each of the following Contracts to which either of the Mexican Companies is a party as of the date hereof of the type described in the following clauses (the "Material Contracts"):

      (a) any Contract for a joint venture with a Person that is not one of the Mexican Companies or being sold to Buyer pursuant to one of the Other Agreements;

      (b) any Stay and Pay Agreement;

      (c) any employee collective bargaining agreement or other Contract with any labor union;

      (d) any Contractual Obligation under which one of the Mexican Companies has borrowed or loaned any money or issued any note, bond, indenture or other evidence of indebtedness or directly or indirectly guaranteed indebtedness, liabilities or obligations of others (other than endorsements for the purpose of collection in the Ordinary Course);

      (e) any Contract (other than agreements covered by subparagraph (b) above) that provides for the payment of any severance compensation to any Company Employee, or for the provision, vesting and/or acceleration of any employee benefits following a change of ownership or control of one of the Mexican Companies; and

      (f)  any Contract for the license of Intellectual Property or computer software, except contracts for off-the-shelf software;

      (g) any material distributor, dealer, sales, advertising, agency, manufacturer's representative, franchise or similar Contract or any other Contract requiring the payment of any commissions, in each case, currently in effect;

      (h) any option or other agreement to purchase or otherwise acquire or sell or otherwise dispose of any interest in real property;

      (i)  any agreement under which one of the Mexican Companies has agreed to indemnify any third party with respect to, or to share, the Tax liability of any third party;

      (j)  any commitment to make a capital expenditure or series of related capital expenditures or to purchase a capital asset in excess of $10,000 by or on behalf of one of the Mexican Companies in connection with the operation of the Mexican Business;

      (k) any agreement or commitment relating to the location of employees or minimum number of employees to be employed by one of the Mexican Companies with respect to the Mexican Business;

      (l)  any employment agreement;

      (m) any Contract with MagneTek (other than those that will be transferred pursuant to the Asset Purchase Agreement) or a subsidiary of MagneTek;

      (n) any other Contract to which one of the Mexican Companies is a party that is material to the Companies, the Division or the Business or was not entered in the Ordinary Course and which is not scheduled pursuant to Section 2.12(a) through Section 2.12(m) or Section 2.12(o); and

      (o) any Contract pursuant to which the aggregate of payments to become due from or to one of the Mexican Companies is equal to or exceeds $10,000 that is not cancelable within sixty (60) days without penalty and which is not scheduled pursuant to Section 2.12(a) through Section 2.12(n).

    Schedule 2.12 also lists those contracts that relate to the Mexican Business, but to which MagneTek is the contracting party. Those contracts will be transferred pursuant to the Asset Purchase Agreement and are also listed on Schedule 1.1(f) to the Asset Purchase Agreement. Schedule 2.12 also lists any contracts (other than those transferred pursuant to the Asset Purchase Agreement) to which any of the Persons described in clause (m) above is a party, whether or not either Mexican Company is a party, insofar as such contract confers a material benefit upon such Mexican Company. Except as disclosed on Schedule 2.12, each Contract required to be listed thereon is valid, binding and in full force and effect and is enforceable by the Mexican Company that is a party thereto in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as disclosed on Schedule 2.12, the Mexican Companies have performed all material obligations required to be performed to date under the Material Contracts and neither is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the Knowledge of MagneTek, no other party to any of the Material Contracts is (with or without the lapse of time or the giving of notice or both) in breach or default in any material respect thereunder.

    2.13  Litigation; Decrees.  Schedule 2.13 sets forth a true, complete and correct list, as of the date of this Agreement, of all pending or, to the Knowledge of MagneTek, threatened actions, suits, claims or legal, administrative or arbitration proceedings or investigations with respect to which either of the Mexican Companies have been contacted in writing by the claimant or by counsel for the claimant by or against the Mexican Companies. Schedule 2.13 also lists all actions, claims or investigations brought by a Governmental Authority (including, but not limited to social security agencies and entities such as the Instituto Mexicano del Seguro Social and Instituto Nacional para el Fondo de la Vivienda de los Trabajadores) against either of the Mexican Companies which either of the Mexican Companies have been notified in writing and which could reasonably be expected to have a material adverse effect on the business of the Companies taken as a whole. To the Knowledge of MagneTek, Schedule 2.13 also lists all pending actions, suits, claims or legal or administrative or arbitration proceedings to which one of the Mexican Companies is a party involving claims by such Mexican Company against a third-party. Except as disclosed on Schedule 2.13, neither Mexican Company is in material default under any judgment, order or decree of any court, administrative agency or commission or other Governmental Authority applicable to it or any of its properties, assets, operations or businesses. This Section 2.13 does not relate to environmental matters, which are the subject of Section 2.16.

    2.14  Employee Benefit Plans.  Schedule 2.14 contains a listing of each material Employee Benefit Plan sponsored or maintained by each Mexican Company.

    2.15  Compliance with Applicable Laws.  Except as set forth on Schedule 2.15, the Mexican Companies are in Material compliance with all applicable Requirements of Law, including, but not limited to, Requirements of Law pertaining to (i) the protection of health and safety, including worker health and safety and (ii) the ability of the Mexican Companies to operate as maquiladoras in the manner in which they operate as of the Closing Date. To the Knowledge of MagneTek, neither of the Mexican Companies nor any of their shareholders, officers, directors, employees, agents or representatives have made, directly or indirectly, with respect to the Mexican Business, any illegal political contributions, payments from corporate funds not recorded in the books and Records of the Mexican Companies, payments from corporate funds that were falsely recorded on the books and Records of the Mexican Companies, payments from corporate funds to government officials in their individual capacities for the purpose of affecting their action or the action of the government they represent to obtain special concessions or illegal payments from corporate funds to obtain or retain business. This Section 2.15 does not relate to Environmental Laws, which are the subject of Section 2.16, or to matters with respect to Taxes, which are the subject of Section 2.7.

    2.16  Environmental Matters.  Except as set forth on Schedule 2.16:

      (a) The Mexican Companies are operating the Mexican Business in compliance in all material respects with all Environmental Laws, including permitting requirements, except any non-compliance which would not result in Losses in excess of $10,000 in the aggregate.

      (b) Since May 1, 1996, neither of the Mexican Companies has received any written notice of the initiation or pendancy of any administrative or judicial proceeding, action, claim, notice or demand relating to the presence or alleged presence of Hazardous Materials in, at, under or upon any Company Property; and as of the date hereof, there is no pending or, to the Knowledge of MagneTek, threatened, proceeding, action, claim, notice or demand against neither of the Mexican Companies from any Governmental Authority arising under any Environmental Laws.

      (c) To the Knowledge of MagneTek, there is no underground storage tank at any Company Property, nor has there been any underground storage tank at any Company Property.

      (d) There is no existing contamination by, and there has not been any spill, release, discharge or disposal of, any Hazardous Materials, at or on any Company Property that will result in Losses in excess of $100,000 in the aggregate.

      (e) The Mexican Companies have not disposed or arranged for the disposal of any Hazardous Material at any third party property that may subject the Mexican Companies to Material liability under any Environmental Law.

      (f)  The Mexican Companies have not applied to be subject to any voluntary environmental audit program.

    2.17  Employee and Labor Relations.  Except as set forth on Schedule 2.17:

      (a) there is no labor strike, dispute or work stoppage or lockout pending, or, to the Knowledge of MagneTek, threatened, against the Mexican Companies by any Company Employee and there have been no such strikes, disputes or stoppages in the last three years;

      (b) to the Knowledge of MagneTek, no union organization campaign is in progress with respect to Company Employee, and no question concerning representation exists respecting such employees;

      (c) there is no claim against either of the Mexican Companies in respect of any Company Employee before any Mexican Labor Authority or similar governmental agency outside Mexico;

      (d) there is no pending or to the Knowledge of MagneTek, threatened material grievance in respect of any Company Employee arising out of or under collective bargaining agreements;

      (e) except as set forth on Schedule 2.17(e), neither of the Mexican Companies is a party to any collective bargaining agreements; and

      (f)  the Mexican Companies are in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, immigration laws and wages and hours.

    2.18  Permits.  Schedule 2.18 sets forth all licenses, permits, orders, approvals, registrations and other authorizations of or from any Governmental Authority which are necessary in the conduct of the Mexican Business ("Permits"). Except as set forth on Schedule 2.18, (i) the Mexican Companies have all necessary Permits, (ii) the Permits are in full force and effect and (iii) no violations or claimed violations are pending before any Governmental Authority with respect to the Permits except any such violation or claimed violation as would not be required to be set forth on Schedule 2.15.

    2.19  Investment Company Act; Public Utility Holding Company Act.  Neither Mexican Company is directly or indirectly controlled by, or acting on behalf of, any Person which is an "investment company" within the meaning of the Investment Company Act of 1940, as amended. Neither Mexican Company is a "holding company" as that term is defined in or is otherwise subject to regulation under, the Public Utility Holding Company Act of 1935.

    2.20  Customers, Suppliers.  Relations between the Mexican Companies and each material customer or material supplier described on Schedule 2.20 are good in all material respects. Since March 31, 2001, no such material customer or material supplier has in writing or, to the Knowledge of MagneTek, otherwise notified either of the Mexican Companies of any plan or intent to terminate or restrict dealings with the Mexican Companies.

    2.21  Product Warranty and Product Liability.

      (a) Schedule 2.21(a) lists any standard form of terms and conditions regarding warranty, remedy, liability, limitation or indemnification matters used in connection with any Current Product. Except as set forth on Schedule 2.21(a), no outstanding warranty for any product is upon terms and conditions which are materially less favorable to the Mexican Companies than those listed on Schedule 2.21(a).

      (b) No recall or post-sale notice or warning is pending or, to the Knowledge of MagneTek, threatened in connection with any product or the Business and, to the Knowledge of MagneTek, no basis exists for such a recall, notice or warning.

      (c) Each Current Product is and has been free of any design defect or failure to warn and complies in all material respects with any applicable (i) Requirement of Law or (ii) Certification. Schedule 2.21 lists, to the Knowledge of MagneTek, any claims for any injury, damage, loss or failure arising in connection with a product, other than claims arising solely for warranty, which within the last five years, have been recorded in amounts exceeding $5,000.

    2.22  Outstanding Debt.  Except as set forth on Schedule 2.22, as of the Closing Date neither of the Mexican Companies has any outstanding indebtedness for borrowed money.

    2.23  Insurance.  Schedule 2.23 sets forth and generally describes all Material insurance policies currently in force with respect to the Mexican Companies or the Mexican Business. Such policies insure against risks and liabilities of the kinds and in amounts customarily insured against by Persons engaged in the same or a similar business similarly situated.

    2.24  Bank Accounts.  Schedule 2.24 sets forth the account numbers and locations of the bank accounts of the Mexican Companies.

    2.25  Brokers' Fees.  No broker, finder, or investment banker is entitled to any brokerage, finder's fee or commission in connection with the Transactions as a result of any action taken by MagneTek except for any fees payable to ING Barings, for which MagneTek will be solely responsible.

    2.26  Exclusivity of Representations.  Except as expressly provided herein, MagneTek makes no representation or warranty concerning the stock or the assets of the Mexican Companies including as to the quality, condition, merchantability, salability, obsolescence, working order or fitness for a particular purpose of the assets of the Mexican Companies.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

    Buyer hereby represents and warrants to MagneTek as follows:

    3.1  Due Organization and Qualification.  Buyer is a duly organized and validly existing corporation organized under laws of the state of Delaware and has all requisite corporate power and authority to own or lease assets and to carry on its business as it is presently being operated by Buyer. Each of the Buyers is a resident of the United States of America for tax purposes and neither of the Buyers has a permanent establishment of fixed base in Mexico for the purposes of Mexican tax laws and tax treaties entered between Mexico and the United States of America.

    3.2  Authority; No Conflicts; Governmental Consents.

      (a) Buyer has all requisite corporate power and authority to enter into this Agreement and the Transitional Services Agreement and to consummate the Transactions. All corporate acts required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the Transitional Services Agreement and the consummation of the Transactions have been duly taken. When executed and delivered by Buyer at the Closing, this Agreement and the Transitional Services Agreement will constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      (b) Except as disclosed on Schedule 3.2, the execution and delivery of this Agreement and the Transitional Services Agreement by Buyer, and the consummation of the Transactions will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Buyer under, any provision of (i) the Certificate of Incorporation or By-laws of Buyer, (ii) any Contractual Obligation of Buyer, or (iii) any judgment, order or decree or, subject to the matters described in clauses (A)-(E) below, any Requirement of Law applicable to Buyer or its property or assets, other than, in the case of clauses (ii) and (iii) above, any such violations as would not have a Material Adverse Effect on Buyer. No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with any Governmental Authority is required to be obtained or made by or with respect to Buyer or its Affiliates in connection with the execution and delivery of this Agreement or the consummation by Buyer of Transactions, other than (A) compliance with and filings under the HSR Act and Mexican Antitrust Laws, (B) compliance and filings under other Applicable Laws (C) compliance with and filings and notifications under applicable Environmental Laws, (D) those that may be required solely by reason of MagneTek's participation in the Transactions and (E) those that, if not made or obtained, individually or in the aggregate, would not have a Material Adverse Effect on Buyer.

    3.3  Investment Intent.  The Shares purchased by Buyers pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Buyers will not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the Securities Act or of any other Requirement of Law.

    3.4  Actions and Proceedings, Etc.  There are no (a) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against Buyer, or (b) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of Buyer, threatened against Buyer, in either case which (i) pertain to the Transactions or (ii) could have a Material Adverse Effect on Buyer.

    3.5  Buyer's Acknowledgment.  Buyer acknowledges and agrees that, Buyer shall have a right to indemnification solely as provided in Article IX hereof and shall have no other claim or right to indemnification with respect to any information, documents or materials furnished by MagneTek, the Mexican Companies or MagneTek's or the Mexican Companies' officers, directors, employees, agents or advisors or otherwise available to Buyer.

    3.6  Compliance with Law.  Buyer has (i) materially complied with all laws, regulations, licensing requirements and orders applicable to its business, (ii) filed with the proper Governmental Authorities all material statements and reports required by the laws, regulations, licensing requirements and orders to which it is subject, and (iii) possesses all material licenses, franchises, permits and governmental authorizations necessary to conduct its business in the manner in which such business is now conducted.

    3.7  Brokers' Fees.  No broker, finder or investment banker is entitled to any brokerage, finder's fee or commission in connection with the Transactions as a result of any actions taken by Buyer.

ARTICLE IV
COVENANTS OF MAGNETEK

    MagneTek covenants and agrees as follows:

    4.1  Resignations.  On the Closing Date, MagneTek shall cause to be delivered to Buyer duly signed resignations, effective immediately after the Closing Date, of the sole administrator or all members of the boards of directors of the Mexican Companies and the secretaries and assistant secretaries of the Mexican Companies and shall take such other action as is necessary to accomplish the foregoing. Such resignations shall each contain an express release and waiver of claims granted in favor of the respective Mexican Company. On the Closing Date, MagneTek shall cause to be delivered or shall have terminated the statutory examiners of the Mexican Companies.

    4.2  Confidentiality.  On and after the Closing Date, MagneTek will hold, and will use its best efforts to cause the Mexican Companies and MagneTek's and the Mexican Companies' officers, directors, employees, accountants, counsel, consultants, advisors and agents ("Representatives") to hold, in confidence, unless compelled to disclose by any Requirement of Law, all confidential documents and information concerning the Mexican Companies (including any confidential information or documents provided to it pursuant to Section 6.4 and any trade secrets or other proprietary information forming a part of the Intellectual Property) (the "Confidential Information"), except to the extent that such information is (a) in the public domain through no fault of MagneTek or any of its Representatives or (b) later lawfully acquired by MagneTek on a non-confidential basis from sources other than Buyer or any of its Affiliates. The obligation of MagneTek to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as it would take to preserve the confidentiality of their own similar information.

ARTICLE V
COVENANTS OF BUYER

    Buyer covenants and agrees as follows:

    5.1  Confidentiality.  Buyer acknowledges that the information regarding the Mexican Companies heretofore and hereafter provided to it by MagneTek or the Mexican Companies is subject to the terms of a confidentiality agreement between MagneTek and Buyer dated as of July 11, 2000 (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference except that the expiration is extended by twelve (12) months from the date hereof. Effective upon, and only upon, the Closing, the Confidentiality Agreement will terminate; provided, however, that Buyer acknowledges that the Confidentiality Agreement will terminate only with respect to information relating solely to the Division; and provided, further, however, that Buyer acknowledges that any and all other provisions shall remain in effect, and all information provided to it by MagneTek the Mexican Companies or their respective Representatives concerning MagneTek shall remain subject to the terms and conditions of the Confidentiality Agreement after the date of the Closing.

    5.2  Change of Names.  Buyer shall cause the corporate names of both of the Mexican Companies to be changed to remove "MagneTek" as soon as reasonably practicable after the Closing Date.

ARTICLE VI
MUTUAL COVENANTS

    MagneTek covenants and agrees with Buyer, and Buyer covenants and agrees with MagneTek as follows:

    6.1  Cooperation.  MagneTek and Buyer shall use commercially reasonable efforts to cooperate with each other and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other after the Closing to ensure the orderly transition of the Mexican Companies to Buyer and to minimize any disruption to the respective businesses of MagneTek, Buyer or the Mexican Companies that might result from the Transactions. No party shall be required by this Section 6.1 to take any action that would unreasonably interfere with the conduct of its business in the Ordinary Course.

    6.2  Publicity.  MagneTek and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other (which consent shall not be unreasonably withheld or delayed) except as such release or announcement may be required by any Requirement of Law, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

    6.3  Consents.  Buyer agrees that MagneTek shall have no liability whatsoever to Buyer arising out of or relating to the failure to obtain any consents to the assignment of Contracts that may be required in connection with the Transactions or because of the default, acceleration or termination of any Contract as a result thereof. Buyer further agrees that no representation, warranty or covenant of MagneTek contained herein shall be breached or deemed breached as a result of (i) the failure to obtain any such consent or as a result of any such default, acceleration or termination or (ii) any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any such default, acceleration or termination. MagneTek shall cooperate with Buyer in any reasonable manner in connection with Buyer obtaining any such consents; provided, however, that such cooperation shall not include any requirement that MagneTek commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party. The Purchase Price shall not be subject to adjustment by reason of any such consents that are not obtained.

    6.4  Access to Former Business Records; Cooperation in Litigation.  For a period of seven years following the Closing, Buyer will cause the Mexican Companies to retain all Records existing at the Closing. During such period, Buyer will afford authorized representatives of MagneTek (including its auditors) access to such Records, with reasonable advance notice, at reasonable times and during normal business hours at the principal business office of the appropriate Mexican Company, or at such other location or locations at which such Records may be stored or maintained from time to time, and will permit such representatives to make abstracts from, or copies of, any of such Records, or to obtain temporary possession of any thereof as may be reasonably required by MagneTek at MagneTek's sole cost and expense, provided, however, that any such access under this Section 6.4 shall not unreasonably disrupt the normal business operations of the Mexican Companies. Buyer will or will cause the Mexican Companies to, at MagneTek's expense (limited, however, to Buyer's or the Mexican Companies' reasonable out-of-pocket expenditures with regard to any employee travel or lodging expenses), cooperate with MagneTek in furnishing information, evidence, testimony, making employees available for such purposes and other reasonable assistance in connection with any action, proceeding, Tax audit, or investigation to which MagneTek or any of its Affiliates is subject relating to the Mexican Business prior to the Closing. MagneTek will, at Buyer's expense (limited, however, to MagneTek' reasonable out-of-pocket expenditures with regard to any employee travel or lodging expenses), cooperate with Buyer in furnishing information, evidence, testimony, making employees available for such purposes and other reasonable assistance in connection with any action, proceeding, Tax audit, or investigation to which Buyer or any of its Affiliates is subject relating to the Mexican Business following the Closing.

    6.5  Preparation of Tax Returns.  MagneTek and Buyer agree to furnish or cause to be furnished to one another, upon request, as promptly as practicable, such information and assistance relating to the Mexican Companies as is reasonably necessary for the filing of all Tax Returns of or with respect to the Mexican Companies, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return of or with respect to the Mexican Companies.

    6.6  Use of Trademarks and Trade Names.  Notwithstanding anything to the contrary in this Agreement, the Mexican Companies may continue to use the name "MagneTek" and related trademarks, and trade names incorporating "MagneTek," and the stylized "MagneTek" logos (i) in displays, signage and postings for the period not more than nine (9) months after the Closing Date required to permit the reasonably prompt removal of such names, and only to the extent such displays, signage or postings exist on the Closing Date; (ii) for a period of two years, to state the Mexican Companies' former affiliation with MagneTek (e.g., formerly a subsidiary of "MagneTek, Inc.") and (iii) to the extent any such trade names, trademarks, service marks or logos appear on stationery, packaging materials, supplies or inventory on hand as of the Closing Date or on order at the time of the Closing or ordered no later than three (3) months after the Closing Date, until such is exhausted provided, however, that in respect of all such items, such continued use will cease on the second anniversary of the Closing Date. MagneTek and Buyer will execute such agreements as are necessary to be filed with any Governmental Authority in order to accomplish the foregoing.

    6.7  Noncompetition.  Notwithstanding the non-competition provisions of Section 5.3 of the Asset Purchase Agreement, after the fifth and until the seventh anniversary of Closing, MagneTek may engage in a Competitive Business (as defined in the Asset Purchase Agreement) in the territory of Mexico, by selling magnetic and electronic ballasts, provided that such ballasts, either singly or incorporated into other products, are not exported from Mexico to any country outside of Mexico. This provision is an exception to the non-competition provisions of Section 5.3 of the Asset Purchase Agreement and, as such, shall be interpreted restrictively.

ARTICLE VII
CONDITIONS TO OBLIGATIONS OF BUYERS AND SELLERS

    7.1  Conditions to Obligations of Buyers.  The obligations of Buyers to purchase and pay for the Shares are subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:

      (a) The representations and warranties of MagneTek made in this Agreement shall be true and correct in all material respects as of the date hereof and, except as specifically contemplated by this Agreement, on and as of the Closing Date, as though made on and as of the Closing Date, and MagneTek shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by MagneTek by the time of the Closing; and MagneTek shall have delivered to Buyer a certificate dated the Closing Date and signed by an authorized officer of MagneTek confirming the foregoing.

      (b) MagneTek shall have entered into the Transitional Services Agreement.

      (c) Buyer shall have received the consents from third parties identified on Schedule 7.1(c).

    7.2  Conditions to Obligations of Sellers.  The obligations of Sellers to sell and deliver the Shares to Buyer are subject to the satisfaction (or waiver by MagneTek) as of the Closing of the following conditions:

      (a) The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the date hereof and on and, except as specifically contemplated by this Agreement, and as of the Closing Date, as though made on and as of the Closing Date, and Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing; and Buyer shall have delivered to MagneTek a certificate dated the Closing Date and signed by an authorized officer of Buyer confirming the foregoing.

      (b) Buyer shall have entered into the Ancillary Agreements.

    7.3  Conditions to Obligations of Sellers and Buyers.  The obligations of Sellers and Buyer to consummate the Transactions are subject to the satisfaction (or mutual waiver) as of the Closing of the following conditions:

      (a) No actions or proceedings by any Governmental Authority or other Person shall have been instituted which would restrain or prohibit the Transactions or that would impose damages as a result thereof.

      (b) The parties shall have received the necessary approval under the Mexican Antitrust Laws.

      (c) The closings under the Other Agreements shall have occurred.

ARTICLE VIII
EMPLOYEE BENEFIT MATTERS

    8.1  Employee Benefit Plans.

      (a) Effective as of the Closing Date, the Mexican Companies shall cease to be participating employers under each and every MagneTek Plan, and the Company Employees shall cease accruing any benefits under any MagneTek Plan, and MagneTek shall take, or cause to be taken, all such action, if any, as may be necessary to effect such cessation of participation. Buyer acknowledges that MagneTek shall not be liable for any Loss incurred by the Mexican Companies arising out of such actions.

    8.2  Access to Information.  MagneTek shall make reasonably available to Buyer such actuarial, financial, personnel and related information as may be reasonably requested by Buyer with respect to any MagneTek Plan as it relates to a Company Employee, including, but not limited to, compensation and employment histories.

    8.3  Third-Party Beneficiaries.  No provision of this Article VIII shall create any third-party beneficiary rights in any Company Employee (including any beneficiary or dependent thereof), including, without limitation, any right to continued employment or employment in any particular position with either of the Mexican Companies for any specified period of time after the Closing Date.

ARTICLE IX
INDEMNIFICATION

    9.1  Indemnification by MagneTek.  Subject to all of the terms and conditions of this Article IX, MagneTek shall indemnify and hold harmless each Indemnified Buyer Affiliate from any Losses suffered or incurred by any such Indemnified Buyer Affiliate ("Buyer Losses") to the extent any such Buyer Losses arise from, (a) any breach of any representation or warranty of MagneTek contained in this Agreement (other than those set forth in Section 2.7(b) and the seventh and eighth sentences of Section 2.7(a)) or in any certificate, instrument or other document delivered pursuant hereto, (b) any breach of any covenant of MagneTek contained in this Agreement requiring performance after the Closing Date, or (c) any liability in respect of (x) any Taxes of the Mexican Companies that is incurred in, or that is attributable to, the Pre-Closing Tax Period, other than Taxes included as liabilities in the calculation of Closing Working Capital pursuant to the Asset Purchase Agreement and Taxes incurred on or after the Closing Date as a result of actions taken by Buyer or the Mexican Companies following the Closing or (y) a breach of the representation and warranty in Section 2.7(b) or in the seventh or eighth sentences of Section 2.7(a); provided, however, that MagneTek shall not have any obligation to indemnify any Indemnified Buyer Affiliate from and against any remediation or abatement Liability arising as a result of the presence of asbestos in or upon any of the improvements located on any Company Property at any time. MagneTek shall not have any liability under clause 9.1(a) above unless the aggregate of all Losses for which MagneTek would, but for this proviso, be liable pursuant to Section 9.1(a), and the analogous provisions under the Other Agreements, exceeds One Million Dollars ($1,000,000) on a cumulative basis (and then only to the extent of any such excess). Notwithstanding the foregoing, in the event Buyer establishes in respect of the breach of a representation and warranty that the facts or circumstances constituting such breach were known to MagneTek, the foregoing minimum amount limitation and the maximum amount limitation set forth below will not be applicable to MagneTek's indemnification obligation with respect to the Losses resulting from such breach. MagneTek's aggregate liability under Section 9.1(a) of this Agreement, together with the analogous provisions of the Other Agreements, shall in no event exceed 25% of the Aggregate Purchase Price (as adjusted), provided that only the first Five Million Dollars ($5,000,000) of Losses resulting from a breach by MagneTek of the representation and warranty in Section 3.21 (Absence of Certain Liabilities)

of the Asset Purchase Agreement will be included in determining whether this amount has been exceeded.

    9.2  Indemnification by Buyer.  Subject to all of the terms and conditions of this Article IX, Buyer shall, and shall cause the Mexican Companies, jointly and severally, to, indemnify and hold harmless each Indemnified Seller Affiliate from, any Losses ("Seller Losses") suffered or incurred by such Indemnified Seller Affiliate to the extent any Seller Losses arising from; (a) if the Closing occurs, any breach of any representation or warranty of Buyer contained in this Agreement which survives the Closing or in any certificate, instrument or other document delivered pursuant hereto or in connection herewith or (b) any breach of any covenant of Buyer contained in this Agreement requiring performance after the Closing Date.

    9.3  Losses Net of Insurance, Etc.

      (a) The amount of any Loss for which indemnification is provided under this Article IX shall be net of all amounts actually recovered by the Indemnified Person under insurance policies with respect to such Loss and shall be net of any reserve in respect thereof reflected on the Closing Balance Sheet.

      (b) If the Indemnifying Person makes any payment under this Article IX in respect of any Losses, the Indemnifying Person shall be subrogated, to the extent of such payment and except to the extent that such subrogation is not permitted by the terms of any insurance policy, to the rights of the Indemnified Person against any insurer or third party with respect to such Losses.

      (c) Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any Indemnified Person for any consequential damages, including, but not limited to, loss of revenue or income, cost of capital, diminution in value or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement. Each party agrees that it will not seek punitive damages from any Indemnified Person as to any matter under, relating to or arising out of the Transactions.

      (d) The parties hereto agree that the indemnification provisions of this Article IX are intended to provide the exclusive remedy as to all Losses each may incur arising from, or relating to the transactions contemplated hereby and each party hereby waives, to the extent it may do so, any other rights or remedies that may arise under any applicable statute, rule or regulation.

      (e) Any indemnification payment for Taxes required under this Article IX shall for purposes of federal, state and local income Taxes, be treated as a purchase price adjustment.

      (f)  Notwithstanding anything herein to the contrary and in addition to the provisions of Section 9.1(c)(x), the indemnification provided for in Section 9.1(c)(y) will include, but will be limited to, all Losses consisting of the incremental increase in the income Tax, asset Tax, value added Tax and/or import Tax payable by the Mexican Companies for any periods or portions thereof beginning and/or ending after the Closing Date resulting from the breach of any of the representations and warranties set forth in the seventh sentence of Section 2.7(a), the eighth sentence of Section 2.7(a) or Section 2.7(b) consisting of an act or omission by MagneTek or either of the Mexican Companies (whether or not in reliance upon their accountants or examiners) prior to the Closing Date. Except as specifically provided in the immediately preceding sentence, under no circumstances will MagneTek be liable to Buyer or the Mexican Companies for any other Taxes relating to any periods or portions thereof beginning and/or ending after the Closing Date for any reason.

    9.4  Termination of Indemnification.  The obligations to indemnify and hold harmless a party hereto, pursuant to Sections 9.1(a) and 9.2(a), shall terminate when the applicable representation or warranty terminates pursuant to Section 9.6; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a written notice (stating in reasonable detail the basis of such claim) to the Indemnifying Person.

    9.5  Procedures Relating to Indemnification.  In order for an Indemnified Person to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any Person against the Indemnified Person (a "Third-Party Claim"), such Indemnified Person must notify the Indemnifying Person in writing, and in reasonable detail, of the Third-Party Claim within 10 Business Days after receipt by such Indemnified Person of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Person shall have been actually prejudiced as a result of such failure. For purposes of this Agreement, a Third-Party Claim shall include the commencement of any audit or other proceeding pertaining to Taxes.

    If a Third-Party Claim is made against an Indemnified Person, the Indemnifying Person will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Person and reasonably satisfactory to the Indemnified Person. Should the Indemnifying Person so elect to assume the defense of a Third-Party Claim, the Indemnifying Person will not be liable to the Indemnified Person for legal fees and expenses subsequently incurred by the Indemnified Person in connection with the defense thereof. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person, it being understood that the Indemnifying Person shall control such defense. The Indemnifying Person shall be liable for the fees and expenses of counsel employed by the Indemnified Person for any period during which the Indemnifying Person has not assumed the defense thereof (other than during any period in which the Indemnified Person shall have failed to give notice of the Third-Party Claim as provided above). If the Indemnifying Person chooses to defend or prosecute any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Person's request) the provision to the Indemnifying Person of Records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis in the manner specified in Section 6.4 to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Person shall have assumed the defense of a Third-Party Claim, the Indemnified Person shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Person's prior written consent (which consent shall not be unreasonably withheld or delayed).

    9.6  Survival of Representations.  The representations and warranties in this Agreement and in any other document delivered in connection herewith shall survive the Closing solely for purposes of Sections 9.1(a) and (c) and 9.2(a) and shall terminate at the close of business on the eighteen month anniversary of the Closing Date, except that the representations and warranties (a) in Section 2.16(a) (Environmental Matters) shall expire on the first anniversary of the Closing Date, (b) in Section 2.16(b)-(c) (Environmental Matters) shall not expire until the third anniversary of the Closing Date, (c) in Section 2.7 (Taxes) shall not expire until the end of the applicable statute of limitations and (d) in Section 2.3 (The Shares) shall not expire.

ARTICLE X
DEFINITIONS

    10.1  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

    "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act by the SEC, as in effect on the date hereof.

    "Affiliated Group" shall have the meaning set forth in Section 1504 of the Code, as in effect on the date hereof.

    "Aggregate Purchase Price" means One Hundred Five Million Dollars ($105,000,000) representing the aggregate purchase price due and payable under this Agreement and the Other Agreements.

    "Applicable Law" means the laws, statutes and regulations in effect in the United States of America and Mexico, as applicable to the Mexican Business or any subdivision thereof.

    "Asset Purchase Agreement" has the meaning set forth in the recitals hereto.

    "Asset Tax Law" means the Ley del Impuesto al Activo of Mexico.

    "Business" has the meaning set forth in the recitals hereto.

    "Business Day" means a day other than a Saturday or a Sunday or other day on which commercial banks in New York are authorized or required by law to close.

    "Buyer" has the meaning in the preamble hereto.

    "Buyer Losses" has the meaning set forth in Section 9.1.

    "Buyers" has the meaning in the preamble hereto.

    "Buyers' Agent" has the meaning set forth in Section 11.6(a).

    "Certification" means all certificates, approvals, registrations, rights and privileges from any industry, testing, standard setting, compliance, validation association, organization or other Person, including Underwriters Laboratories and similar entities.

    "Closing" has the meaning set forth in Section 1.2.

    "Closing Date" has the meaning set forth in Section 1.2.

    "Closing Working Capital" has the meaning set forth in Section 2.1(b) of the Asset Purchase Agreement.

    "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

    "Company" or "Companies" has the meaning set forth in the recitals hereto.

    "Company Employee" means any person employed by the Mexican Companies.

    "Company Property" has the meaning set forth in Section 2.9.

    "Confidentiality Agreement" has the meaning set forth in Section 6.1.

    "Contract" means any contract, agreement, license, lease, sales or purchase order or other legally binding commitment, whether written or oral, to which MagneTek or one or both of the Mexican Companies are a party.

    "Contractual Obligation" means, as to any Person, any provision of any note, bond or security issued by such Person or of any mortgage, indenture, deed of trust, lease, license, franchise, contract, agreement, instrument or undertaking to which such Person is a party or by which it or any of its property or assets is subject.

    "Current Product" means any product or service sold or offered by the Mexican Companies on or after March 31, 2001 through the Closing Date.

    "Division" has the meaning set forth in the recitals hereto.

    "Employee Benefit Plan" means any employment, collective bargaining agreement, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement, program, agreement or commitment providing for fringe benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits, or other welfare benefits, or for deferred compensation, profit-sharing, bonuses, stock options, restricted stock, stock appreciation rights, stock purchases or other forms of incentive compensation.

    "Environmental Laws" means all currently Applicable Laws relating to pollution or protection of the environment, including, without limitation, the General Law of Ecologic Balance and Environment Protection (Ley General del Equilibrio Ecológico y la Protección del Ambiente) of Mexico, each as amended, and any regulations or rules adopted or promulgated pursuant thereto.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated from time to time thereunder.

    "GAAP" means generally accepted accounting principles in the United States of America and with respect to the Mexican Companies, generally accepted accounting principles in Mexico.

    "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

    "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

    "Indemnified Buyer Affiliates" means each of the Buyers, each of Buyer's Affiliates, and each of Buyer's or its Affiliates' respective officers, directors, stockholders, employees and agents.

    "Indemnified Seller Affiliates" means each of the Sellers, each of MagneTek's Affiliates, and each of MagneTek's or its Affiliates' respective officers, directors, stockholders, employees and agents.

    "Indemnified Person" means any Indemnified Buyer Affiliate and any Indemnified Seller Affiliate.

    "Indemnifying Person" means any Person from whom indemnification is being sought hereunder.

    "Intellectual Property" has the meaning set forth in Section 2.10.

    "Knowledge of MagneTek" or "Known to MagneTek" with reference to any of the representations and warranties of MagneTek means the actual knowledge of Andrew G. Galef, Patrick A. Sullivan, Bradley L. Karner, John P. Colling, Jr., David P. Reiland, Tina McKnight, James Greenlee, Peter Schneider and Alexander Levran after a review of the representations and warranties set forth in Article II and all other representations and warranties of MagneTek hereunder (which review has been made prior to Seller's execution and delivery of this Agreement).

    "Leased Property" has the meaning set forth in Section 2.9.

    "Liability" means all indebtedness, obligations and other liabilities, whether direct or indirect or due or to become due, and any loss, damage, cost, contingent liability, loss contingency, unpaid expense, claim, deficiency, guaranty or endorsement (other than endorsements for deposits or collection of checks in the Ordinary Course) of or by any Person whether or not ascertainable.

    "Licensed Intellectual Property" shall have the meaning set forth in Section 2.10.

    "Lien" means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or other security interest of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing).

    "Loss" means any loss, liability, claim, damage or expense (including reasonable attorneys' fees and disbursements and the costs of investigation).

    "MagneTek Componentes" has the meaning set forth in the recitals hereto.

    "MagneTek Matamoros" has the meaning set forth in the recitals hereto.

    "MagneTek Plan" means any Employee Benefit Plan sponsored or maintained by MagneTek under which Company Employees participate or are entitled to receive benefits.

    "March Balance Sheet" means the balance sheet of the Division dated March 31, 2001.

    "Material" means material to the Division, taken as a whole.

    "Material Adverse Effect" means, with respect to a Person, a material adverse effect on the business, operations, property or condition (financial or otherwise) of such Person, taken as a whole, and with respect to the Mexican Companies or MagneTek, as to the Division, taken as a whole.

    "Material Contracts" has the meaning set forth in Section 2.12.

    "Mexican Antitrust Laws" means the Federal Law of Economic Competition (Ley Federal de Competencia Económica) of Mexico and its regulations.

    "Mexican Business" means the business of MagneTek Components and MagneTek Matamoros.

    "Mexican Companies" has the meaning set forth in the recitals hereto.

    "Mexican Federal Tax Code" means Código Fiscal de la Federación.

    "Mexican Labor Authorities" means the Mexican Labor Ministry (Secretaría del Trabajo) and any Mexican Conciliation and Arbitration Board (Junta de Conciliación y Arbitraje).

    "Mexico" means the United Mexican States.

    "Ordinary Course" means the ordinary course of business of the Division substantially in the same manner as now conducted and substantially consistent with past customs and practice.

    "Other Agreements" has the meaning set forth in the recitals hereto.

    "Owned Property" has the meaning set forth in Section 2.9.

    "Permits" has the meaning set forth in Section 2.18.

    "Permitted Liens" has the meaning set forth in Section 2.8.

    "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

    "Pre-Closing Tax Period" means any Tax period or portion thereof ending on or before the Closing Date.

    "Purchase Price" means, with respect to MagneTek Componentes, the amount of $840,567 and with respect to MagneTek Matamoros, the amount of $127,513, in each case, as adjusted pursuant to the Mexican tax opinion audit (dicatmen fiscal) for the year ended December 31, 2000.

    "Records" means all books and records (other than Tax records), ledgers, customer and supplier lists, employment records and files and all other written or electronic operating data of the Mexican Companies.

    "Representatives" has the meaning set forth in Section 4.2.

    "Requirement of Law" means, as to any Person, the Certificate or Articles of Incorporation and By-Laws or other organization or governing documents of such Person, and any Applicable Law, treaty or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

    "SEC" means the Securities and Exchange Commission.

    "Seller Losses" has the meaning set forth in Section 9.2.

    "Sellers" has the meaning in the preamble hereto.

    "Sellers' Agent" has the meaning set forth in Section 11.6(b).

    "Shares" has the meaning set forth in the recitals hereto.

    "Stay and Pay Agreements" means any agreement, whether written or oral, between MagneTek, on the one hand, and any Company Employee, on the other hand, to pay any amount upon the termination of employment of the employee that is triggered by the Transactions.

    "Tax" or "Taxes" means with respect to any Person (a) all federal, state, local, foreign or other taxes, including net income, gross income, unitary, gross receipts, sales, use, intangible, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, transfer, occupation, premium, property or windfall profit tax, custom, duty or other tax, Mexican social security, retirement savings and workers' housing contributions, governmental fee (similar to a tax), any obligation that constitutes a tax credit (crédito fiscal) under Article 4 of the Mexican Federal Tax Code, or other like assessment or charge of any kind whatsoever, together with any interest or penalty or addition to tax imposed by any jurisdiction or other Governmental Authority (federal, state, local or foreign) on such Person, and (b) any transferee or secondary liability of such Person for a Tax and any Tax liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group, or being included or required to be included in any Tax Return relating thereto.

    "Tax Resolutions or Agreements" has the meaning set forth in Section 2.7(b).

    "Tax Returns" means all returns or material reports or forms required to be filed with a Governmental Authority with respect to Taxes.

    "Third-Party Claim" has the meaning set forth in Section 9.5.

    "Transactions" has the meaning set forth in Section 1.2.

    "Transitional Services Agreement" means the Transitional Services Agreement between MagneTek and Buyer in substantially the form of Exhibit A providing the provision of certain services for the periods set forth therein.

    "U.S. Business" has the meaning set forth in the recitals hereto.

    10.2  Other Definitional Provisions.

      (a) Terms defined in this Agreement in sections other than Section 10.1 shall have the meanings as so defined when used in this Agreement.

      (b) As used herein, accounting terms relating to the Mexican Companies not defined or to the extent not defined, shall have the respective meanings given to them under GAAP.

      (c) Unless express reference is made to Business Days, references to days shall be to calendar days.

ARTICLE XI
GENERAL PROVISIONS

    11.1  Assignment.  This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Buyers or Sellers without the prior written consent of MagneTek or Buyer provided, however, that Buyer can assign its rights (i) to a wholly owned subsidiary, (ii) to a subsequent purchaser of substantially all of the Shares or the Mexican Business or (iii) with respect to its rights only, to the lenders providing financing to Buyer the proceeds of which are used to purchase the Shares, and MagneTek can assign its rights to any Person that acquires the existing business of MagneTek substantially as an entirety.

    11.2  No Third-Party Beneficiaries.  Except as provided in Article IX as to Indemnified Persons, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

    11.3  Expenses.  Whether or not the transactions contemplated hereby are consummated, and except as otherwise provided in this Agreement, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

    11.4  Further Assurances.  If at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, then promptly upon the request of the other party, MagneTek or Buyer, as the case may be, shall take such action (including, but not limited to, the execution of additional documents and instruments including any that may be required to make any corrections to the corporate records of the Mexican Companies).

    11.5  Amendments.  No amendment to this Agreement shall be effective unless it shall be in writing and signed by all parties hereto.

    11.6  Appointment of Agents; Notices.

      (a) The Buyers shall act jointly through an agent as a block for all purposes under this Agreement, including the delivery or receipt of monies and notices. Each Buyer hereby appoints Buyer as agent (the "Buyers' Agent"), to do all such acts and things on behalf of each Buyer and to exercise all such rights, power and privileges in relation to this Agreement (including, without limitation, in connection with the delivery or receipt of any monies and notices under this Agreement) as fully and completely as each Buyer could, together with all powers reasonably incidental thereto. Each of the Buyers agrees that the Sellers shall be entitled to rely on any action taken or omitted to be taken by the Buyers' Agent on such Buyer. All notices given to the Buyers' Agent pursuant to this Agreement shall be deemed to be notice to each of the Buyers.

      (b) The Sellers shall act jointly through an agent as a block for all purposes under this Agreement, including the delivery or receipt of monies and notices. Each Seller hereby appoints MagneTek as agent (the "Sellers' Agent"), to do all such acts and things on behalf of each Seller and to exercise all such rights, power and privileges in relation to this Agreement (including, without limitation, in connection with the delivery or receipt of any monies and notices under this

  Agreement) as fully and completely as each Seller could, together with all powers reasonably incidental thereto. Each of the Sellers agrees that the Buyers shall be entitled to rely on any action taken or omitted to be taken by the Sellers' Agent on such Buyer. All notices given to the Sellers' Agent pursuant to this Agreement shall be deemed to be notice to each of the Sellers.

      (c) All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent, postage prepaid, by registered or and shall be deemed given when so delivered, as follows:

(i)	if to Buyers,
c/o Littlejohn Fund, II, L.P. 115 East Putnam Avenue Greenwich, Connecticut 06830 Attention: Angus C. Littlejohn, Jr.
with a copy to:
Morrison Cohen Singer & Weinstein, LLP 750 Lexington Avenue, Seventh Floor New York, New York 10022 Attention: Salomon R. Sassoon, Esq.
(ii)	if to Sellers,
MagneTek, Inc. 10900 Wilshire Boulevard, Suite 850 Los Angeles, California 90024-6501 Attention: Tina McKnight, Esq.
with a copy to:
Gibson, Dunn & Crutcher LLP 333 South Grand Avenue, Suite 4800 Los Angeles, California 90071 Attention: Jennifer Bellah Maguire, Esq.

    11.7  Interpretation; Exhibits and Schedules.  The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter disclosed in one Schedule hereto or in any Other Agreement shall be deemed incorporated by reference into each other Schedule hereto and disclosed in each such Schedule. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit, but not otherwise defined therein, shall have the meaning as defined in this Agreement.

    11.8  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

    11.9  Entire Agreement.  This Agreement, the Transitional Services Agreement, the Confidentiality Agreement, the Other Agreements and the Ancillary Agreements (as defined in the Asset Purchase Agreement), together with all Exhibits and Schedules hereto and thereto, contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written agreements and understandings relating to such subject matter.

    11.10  Severability.  If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

    11.11  Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such state.

    IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be duly executed as of the date first written above.

                      MAGNETEK, INC.

                      By:

                      Name:  John P. Colling, Jr.
                      Title:  Vice President and Treasurer

                      ANDREW G. GALEF

                      MAGNETEK NATIONAL ELECTRIC COIL, INC.

                      By:

                      Name:  David P. Reiland
                      Title:  President

                      MAGNETEK CONTROLS, INC.

                      By:

                      Name:  David P. Reiland
                      Title:  President

                      UNIVERSAL LIGHTING TECHNOLOGIES, INC.

                      By:

                      Name:  Brian E. Ramsay
                      Title:  Vice President and Secretary

                      LITTLEJOHN FUND II. L.P.

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Table Of Contents
STOCK PURCHASE AGREEMENT
RECITALS
AGREEMENT
ARTICLE I CLOSING
ARTICLE II REPRESENTATIONS AND WARRANTIES OF MAGNETEK
ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER
ARTICLE IV COVENANTS OF MAGNETEK
ARTICLE V COVENANTS OF BUYER
ARTICLE VI MUTUAL COVENANTS
ARTICLE VII CONDITIONS TO OBLIGATIONS OF BUYERS AND SELLERS
ARTICLE VIII EMPLOYEE BENEFIT MATTERS
ARTICLE IX INDEMNIFICATION
ARTICLE X DEFINITIONS
ARTICLE XI GENERAL PROVISIONS